Exhibit No.99

For immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy First-Quarter Comparable Store Sales Increase 8.3 Percent

Revenue increases 17% to $5.47 billion;
Company expects Q1 earnings from continuing operations
at the midpoint of its range of 30 to 35 cents per diluted share

First-Quarter Revenue Summary – Fiscal 2005

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain[1]
Continuing Operations	$5.47	17%	8.3%
Domestic	$4.98	16%	8.4%
International	$0.49	27%[2]	7.2%

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

1 Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales gain excludes the effect of changes in foreign currency exchange rates.

2 The effect of changes in foreign currency exchange rates accounted for approximately three-tenths of the international segment’s revenue gain for the first quarter.

MINNEAPOLIS, June 3, 2004 – Best Buy Co., Inc. (NYSE: BBY) today reported that revenue rose 17 percent to $5.47 billion for the fiscal quarter ended May 29, 2004, compared with $4.67 billion for the first quarter of the prior fiscal year. The revenue increase was driven by the addition of 84 stores in the past 12 months and a comparable store sales gain of 8.3 percent. The comparable store sales gain was led by strong gains in sales of digital televisions, DVD movies, digital cameras, notebook computers and MP3 players.

Best Buy 1Q05 Sales/222

 “Store employees continued their excellent execution in the first quarter, which we believe led to market share gains,” said Brad Anderson, vice chairman and CEO of Best Buy. “In addition, our customer centricity test stores provided insights we can apply to all of our stores. I also was delighted to see ideas that could enrich a smaller group of stores, such as our new Magnolia Home Theater departments. They were introduced inside two U.S. Best Buy stores last month, and they have started out exceedingly well.”

Company Continues to Expect Sharp Increase in First-Quarter Earnings

“Our comparable store sales gain was very strong for March and April, then slowed somewhat in May as we faced tougher comparisons with the prior year’s period,” said Darren Jackson, executive vice president and CFO of Best Buy. “Yet we finished the quarter on a high note, thanks to a very strong Memorial Day weekend.”

“Previously, we had expected a first-quarter comparable store sales gain of 7 to 9 percent, so the actual gain was in the middle of our range,” Jackson added. “We currently anticipate earnings from continuing operations for the first quarter also to be at the midpoint of our guidance, which was 30 to 35 cents per diluted share.” He noted that such a performance would represent an earnings increase of approximately 55 percent, compared with earnings from continuing operations of 21 cents per share for the prior year’s first quarter.

Jackson continued, “Traffic in our stores and online sites increased significantly on a year-over-year basis. Given how our business has performed, we believe that neither the hike in gasoline prices nor forecasts for higher interest rates significantly affected our comparable store sales performance for the first quarter. However, we may be benefiting from the encouraging employment news and its impact on consumer confidence.”

Best Buy is expected to provide its initial earnings guidance for the fiscal second quarter on June 16, 2004.

Strong New Titles Drive Comparable Store Sales Gain in Entertainment Software

As shown below, all product categories contributed the same percentage of total revenue in the first quarter of fiscal 2005 as in the first quarter of fiscal 2004.

Best Buy 1Q05 Sales/333

	First Quarter Ended
Product Category	May 29, 2004	May 31, 2003
Consumer Electronics	37%	37%
Home Office	37%	37%
Entertainment Software	20%	20%
Appliances	6%	6%
Total	100%	100%

The strongest-performing product category was entertainment software, which achieved a comparable store sales gain in the low double digits. Comparable store sales of DVDs rose by strong double digits, driven by popular new releases including Lord of the Rings — The Return of the King, which surpassed the company’s previous record for first-week sales of a new release. Other strong new releases in the first quarter were School of Rock, Matrix Revolutions and Master and Commander. Comparable store sales of CDs jumped by the mid-teens, amid continuing sales of titles by Usher, Connie West, Prince and Nora Jones, as well as popular new titles by Method Man, New-Found Glory and Slipknot. Video game hardware and software posted a decline in comparable store sales in the low double digits, due in part to a hardware price reduction.

The appliance category reported a high-single-digit comparable store sales gain. Store employees generated strong results with front-load laundry products due to differentiated brand offerings and consumer interest in new technology. The company also saw a positive start to seasonal sales of air-conditioning and refrigeration equipment. The launch of next-day delivery, available seven days a week at U.S. Best Buy stores, also contributed to higher revenue in the category.

The consumer electronics category recorded a high-single-digit comparable store sales gain, as the appeal of advanced televisions (such as plasma, LCD and digital televisions) continued to increase. The strong growth in revenue from digital cameras and accessories reflected the growing popularity of digital imaging. These products led the video subcategory to a low-double-digit comparable store sales gain, which was moderated by a low-single-digit comparable store sales gain in the audio subcategory.

The home office category also posted a comparable store sales gain in the high single digits, with comparable store sales of computers rising in line with the total category. Consumers continued to be attracted by the portability of notebook computers, while also recognizing the important role of the desktop computer as a media server. Comparable store sales of MP3 devices showed triple-digit growth.

Best Buy 1Q05 Sales/444

The company opened 11 U.S. Best Buy stores during its fiscal first quarter, including three of its 45,000-square-foot stores, five of its 30,000-square-foot stores and three of its 20,000-square-foot stores. It also opened one Future Shop store in Canada. The company currently operates 619 U.S. Best Buy stores and 22 Magnolia Audio Video stores in the domestic segment, and 109 Future Shop stores and 19 Canadian Best Buy stores in the international segment. (For square footage and store concept information, please refer to www.BestBuy.com and click on “For Our Investors.”)

Best Buy is scheduled to release its fiscal first-quarter earnings before the stock market opens on Wednesday, June 16. Its earnings conference call is scheduled to begin at 10 a.m. EDT on June 16 and will be available on its Web site both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “For Our Investors.”

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the company’s filings with the Securities and Exchange Commission. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, home-office products, entertainment software and appliances. The company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The company’s subsidiaries reach consumers through more than 750 stores in the United States and Canada.

# # #